Exhibit 99.2

For Information:  Valerie L. Gerard - Senior Vice President - Investor Relations
                  (973) 422-3284
                        or
                  Yvette K. Rudich - Director - Corporate Communications
                  (973) 597-2095

CIT ANNOUNCES DILUTED EPS OF $0.72, UP 7.5% FROM THE PRIOR YEAR QUARTER

o     Non-performing and delinquency lowest since 1999

o     Completed HSBC factoring acquisition

o     Gain realized on debt redemption

o     Write-down taken for accelerated venture capital disposition

      NEW YORK, January 22, 2004 - CIT Group Inc. (NYSE: CIT) today reported net income of $155.2 million (diluted EPS of $0.72) for the fourth quarter, up from $147.8 million ($0.69) for the prior quarter, and $141.3 million ($0.67) for the prior year quarter. The results for the quarter included two significant transactions. First, during the quarter we recognized a pre-tax gain of $50.4 million, or an after-tax benefit of $0.14 per diluted share, related to the call of $735 million in term debt. Second, a determination to accelerate the liquidation of our direct investment venture capital portfolio, resulted in a pre-tax fair value write-down of $63.0 million, or an after-tax charge of $0.18 per diluted share. Net income, excluding the gain on the debt call and venture capital losses, was $161.4 million, or $0.75 diluted EPS. Full year earnings per diluted share totaled $2.66.

      "CIT made excellent progress in 2003, culminating in a very strong fourth quarter," commented Albert R. Gamper, Jr., Chairman and CEO. "The economy showed signs of recovery, and we demonstrated improvements in credit quality and levels of new business volume," continued Gamper. "It's gratifying to see that our accomplishments and capabilities are being positively recognized by the marketplace."

      "The challenge ahead for 2004 is to grow our balance sheet in a focused and prudent manner. We start 2004 with a strong balance sheet and an invigorated market focus, and I am confident we will meet our objectives," said Jeffrey M. Peek, President and COO.

Financial Highlights:

Portfolio and Managed Assets

      Total financing and leasing portfolio assets grew to $40.1 billion at December 31, 2003, up from $35.9 billion at December 31, 2002 and $39.2 billion at September 30, 2003. Growth for the quarter included a $1.0 billion acquisition of factoring assets as well as modest growth in the Equipment Finance portfolio, offset in part by seasonal factoring runoff. The increase from the prior year was primarily in the home equity portfolio, factoring assets and the Capital Finance operating lease portfolio, reflecting a rail acquisition and new aircraft deliveries.

      Managed assets increased to $49.7 billion, up from $46.4 billion at December 31, 2002 and $49.3 billion last quarter.

      Origination volume, excluding factoring, was flat with last quarter and 4% above the prior year quarter. For the year, volume increased 10%, largely due to home equity and vendor programs in Specialty Finance and asset based lending in Commercial Finance.

Net Finance and Risk Adjusted Margin

      Net finance margin was 3.96% of average earning assets, an improvement of 16 basis points from last quarter. Improved funding rates drove the improvement, as finance yield was flat with last quarter and rental income net of depreciation was slightly below last quarter due to continued aerospace rental compression.

      Risk adjusted margin (net finance margin after provision for credit losses), while up $1.8 million from last quarter, was down 2 basis points (to 2.86%), as higher charge-offs offset the improvement in net finance margin.

Credit Quality

      Though charge-offs were up from last quarter, credit performance was strong as evidenced by sharp declines in delinquencies and non-performing assets to their lowest levels since 1999. Owned and managed 60+ day delinquencies improved for the fifth consecutive quarter. Total 60+ day owned delinquencies declined to $676 million (2.16% of finance receivables) at December 31, 2003, from $863 million (2.85%) at September 30, 2003 and $1.001 billion (3.63%) at December 31, 2002. Managed 60+ day delinquencies decreased to $1.022 billion (2.44%) at December 31, 2003 from $1.222 billion (2.95%) at September 30, 2003, and $1.396 billion (3.55%) at
December 31, 2002. The improvements from the prior quarter were across all segments, with the most significant reductions in Equipment Finance.

      Non-performing assets also declined for the fifth consecutive quarter. Non-performing assets were $677 million (2.16% of finance receivables), down significantly from $867 million (2.86%) at September 30, 2003 and $1.086 billion (3.93%) at December 31, 2002. The continued improvement from last quarter was most notable in Equipment Finance due to cash received on several larger loans and a reduction in repossessed assets due to sales. The improvement in non-performing assets in Capital Finance reflected one large transaction previously on non-accrual status described further below.

         Total charge-offs for the quarter were $208.6 million (2.69% of average finance receivables), compared to $90.6 million (1.23%) for the prior quarter. The current quarter included $101.0 million in Argentine charge-offs taken against the previously established specific Argentine reserve of $135.0 million, reflecting the substantial progress of collection and workout efforts in the Argentine portfolio. In addition, a charge-off of approximately $11 million in Capital Finance was recorded to write down the value of a waste-to-energy project to approximately $39 million. Contracts have been renegotiated, and the underlying asset was returned to earning status. Absent these items, overall charge-offs were consistent with the prior quarter. The tables that follow detail charge-offs for the current and prior quarters by segment, both in amount and as a percentage of average finance receivables, with supplemental disclosure of charge-offs relating to the liquidating, Argentine and telecommunications portfolios.

Charge-offs: ($ in millions)                                     Quarter Ended December 31, 2003
                                             ------------------------------------------------------------------------
                                                                        Before Argentine,             Argentine,
                                                      Total            Liquidating/Telecom       Liquidating/Telecom
                                             ---------------------    ---------------------     ---------------------
Specialty Finance - commercial ..........      $ 30.0       1.73%       $29.1      1.68%         $  0.9         NM
Specialty Finance - Argentina ...........       101.0         NM           --       --            101.0         NM
                                               ------                   -----                    ------
  Total Specialty Finance - commercial ..       131.0       7.46%        29.1      1.68%          101.9         NM
Equipment Finance .......................        25.9       1.68%        20.9      1.41%            5.0       8.31%
Capital Finance .........................        11.3       3.76%        11.3      3.76%             --         --
Commercial Finance ......................        16.5       0.64%        16.5      0.64%             --         --
Structured Finance ......................        10.4       1.42%         2.9      0.49%            7.5       5.19%
                                               ------                   -----                    ------
  Total Commercial Segments .............       195.1       2.83%        80.7      1.21%          114.4      49.56%
Specialty Finance - consumer ............        13.5       1.56%         7.1      1.06%            6.4       3.30%
                                               ------                   -----                    ------
  Total .................................      $208.6       2.69%       $87.8      1.20%         $120.8      28.44%
                                               ======                   =====                    ======

Charge-offs: ($ millions)                                       Quarter Ended September 30, 2003
                                             ------------------------------------------------------------------------
                                                                        Before Argentine,             Argentine,
                                                      Total            Liquidating/Telecom       Liquidating/Telecom
                                             ---------------------    ---------------------     ---------------------
Specialty Finance - commercial .............   $25.6        1.47%       $25.2      1.45%         $ 0.4          NM
Equipment Finance ..........................    23.1        1.52%        18.1      1.26%           5.0        6.53%
Capital Finance ............................      --          --           --        --             --          --
Commercial Finance .........................    19.7        0.84%        17.7      0.75%           2.0       66.12%
Structured Finance .........................     9.2        1.28%          --        --            9.2        6.01%
                                               -----                    -----                    -----
  Total Commercial Segments ................    77.6        1.17%        61.0      0.95%          16.6        7.13%
Specialty Finance - consumer ...............    13.0        1.80%         6.6      1.26%           6.4        3.22%
                                               -----                    -----                    -----
  Total ....................................   $90.6        1.23%       $67.6      0.98%         $23.0        5.33%
                                               =====                    =====                    =====

NM - the resulting annualized data % is not meaningful.

      Telecommunication portfolio net charge-offs of $7.5 million, taken against the previously established specific reserve, were down from last quarter. Before Argentine, liquidating portfolios and telecommunication charge-offs, charge-offs were $87.8 million (1.20% of average finance receivables) for the current quarter, up from $67.6 million (0.98%) last quarter. The increase from last quarter reflects the previously mentioned project finance charge-off in the Capital Finance segment and slightly higher charge-offs in Specialty Finance and Equipment Finance.

      Our total reserve for credit losses was $643.7 million (2.06% of finance receivables) at December 31, 2003, compared to $752.5 million (2.48%) at September 30, 2003 and $760.8 million (2.75%) at December 31, 2002. The decline in the reserve, both in amount and percentage, reflects the Argentine and telecommunication charge-offs taken against the respective specific reserves as well improving credit metrics. At December 31, 2003, the reserve for credit losses, before the telecommunication ($106.6 million) and remaining Argentine ($12.5 million) reserves, was $524.6 million (1.71% of finance receivables), versus $500.9 million (1.69%) at September 30, 2003 and $472.2 million (1.77%) at December 31, 2002.

      The total telecommunications portfolio and the portion comprising the competitive local exchange carrier ("CLEC") exposure was $579.0 million and $197.8 million at December 31, 2003, versus $623.6 million and $216.7 million at September 30, 2003. Total telecommunication non-performing accounts were $57.2 million, compared to $88.5 million last quarter. CLEC non-performing accounts were $31.4 million, down from the comparative September 30, 2003 balance of $50.4 million. Total specific telecommunication reserves were $106.6 million at December 31, 2003, down from $116.6 million at September 30, 2003, reflecting primarily current quarter net charge-offs. The Argentine financing and leasing asset portfolio was $22.7 million, before reserves, at December 31, 2003.

Other Revenue

      For the quarter, other revenue totaled $246.0 million, compared to $232.0 million for the quarter ended September 30, 2003, reflecting increased gains on sales of equipment due to improved equipment values. Securitization gains during the current quarter totaled $18.1 million, 7.2% of pretax income, compared to $18.3 million, 7.5% of pretax income, during the prior quarter.

Venture Capital Investments

      Losses on venture capital investments totaled $60.5 million for the quarter compared to $11.3 million in the prior quarter. The quarterly loss consisted of the previously discussed write-down of $63.0 million taken on our direct equity investment portfolio and $2.5 million in realized gains on venture capital fund investments.

Salaries and General Operating Expenses

      Salaries and general operating expenses were $244.0 million for the quarter, up from $237.5 million for the September 2003 quarter. The increase from last quarter was primarily the result of higher incentive-based compensation and other employee related expenses. Salaries and general operating expenses were 2.11% of average managed assets during the quarter, versus 2.06% for the prior quarter.

      Headcount of 5,800 at December 31, 2003 compared to 5,780 at September 30, 2003 and 5,835 at December 31, 2002.

Debt Calls

      CIT had $1.25 billion of debt securities outstanding, which were originally issued by the former AT&T Capital Corporation and were callable at par in December 2003 and January 2004. The December call of $735 million resulted in the previously discussed pre-tax gain of $50.4 million. The call of the remaining $512 million on January 15, 2004 resulted in an additional pretax gain of $41.8 million, which will be reflected in the first quarter of 2004 results.

Results by Business Segment

      Total return on average earning assets improved to 1.70% for the quarter ended December 31, 2003 from 1.64% for the prior quarter. The following tables provide individual segment data for the current quarter compared to the third quarter of 2003. ($ in millions)

Specialty Finance

                                                 For the Quarter Ended
                                         December 31, 2003    September 30, 2003
                                         -----------------    ------------------
Operating margin                            $    228.9            $    218.7
Income before provision for income tax      $    121.6            $    117.3
New business volume                         $  2,974.0            $  3,445.0

      Specialty Finance operating margin improved, reflecting higher asset levels and gains on equipment sales, partially offset by slightly higher charge-offs. New business volume decreased from the prior quarter primarily due to lower home equity volume, as the prior quarter included bulk portfolio purchases.

Equipment Finance

                                                 For the Quarter Ended
                                         December 31, 2003    September 30, 2003
                                         -----------------    ------------------
Operating margin                            $     36.2            $     35.8
Income before provision for income tax      $     17.8            $     14.8
New business volume                         $  1,239.0            $    898.0

      Equipment Finance operating margin remained stable as equipment gains increased, offset by slightly higher charge-offs. Expenses were well controlled. The new business volume increase was primarily in the U.S., reflecting strength in the corporate aircraft sector and a bulk purchase of healthcare equipment receivables.

Capital Finance

                                                 For the Quarter Ended
                                         December 31, 2003    September 30, 2003
                                         -----------------    ------------------
Operating margin                            $     33.4            $     37.7
Income before provision for income tax      $     11.0            $     20.4
New business volume                         $    317.0            $    192.0

      Capital Finance operating margin and pre-tax income declined, reflecting the $11.3 million net charge-off relating to the write down in the value of a waste-to-energy project. New business volume increased due to aircraft fundings (7 versus 4 last quarter). Twelve of the fifteen scheduled 2004 aircraft have been placed. At December 31, 2003, five commercial aircraft (three of which have a letter of intent signed) were off lease, compared to three at September 30, 2003.

Commercial Finance

                                                 For the Quarter Ended
                                          December 31, 2003   September 30, 2003
                                          -----------------   ------------------
Operating margin                            $    137.2            $    131.0
Income before provision for income tax      $     95.0            $     88.1
New business volume (including factoring)   $    637.0            $    559.0

      Commercial Finance operating margin increased due to lower net charge-offs and increased commissions from higher factoring activity. During the quarter, the factoring business acquired substantially all of the U.S. factoring assets and liabilities of HSBC Bank USA. The acquired assets approximated $1 billion before assumed factoring related liabilities with net assets acquired of approximately $270 million. There was minimal impact on our profit due to the timing of the transaction. Asset based lending business volume increased from the prior quarter.

Structured Finance

                                                 For the Quarter Ended
                                         December 31, 2003    September 30, 2003
                                         -----------------    ------------------
Operating margin                            $     35.4            $     36.3
Income before provision for income tax      $     26.7            $     28.2
New business volume                         $    254.0            $    309.0

      Income before provision for income taxes was down from the last quarter, primarily due to increased charge-offs. Operating margin continued to benefit from significant syndication fees, particularly in the media and project finance sectors.

Corporate and Other

                                                 For the Quarter Ended
                                         December 31, 2003    September 30, 2003
                                         -----------------    ------------------
Operating margin                            $    (24.4)           $     20.6
Loss before benefit for income tax          $    (19.0)           $    (26.2)

      Corporate and Other reflects certain interest and other operating expenses not allocated to business segments, as well as the gain on debt call and venture capital write-down discussed earlier.

Funding and Liquidity

      Commercial paper was $4.2 billion, down from $4.9 billion at September 30, 2003. Term-debt issued during the quarter totaled $4.4 billion, consisting of $2.8 billion in variable-rate medium-term notes and $1.6 billion in fixed-rate notes. As part of our strategy to further diversify our funding sources, $0.3 billion fixed-rate foreign currency denominated debt was issued during the quarter. Securitization volume was $1.1 billion down from $1.3 billion in the prior quarter.

      We ended the year with $2.0 billion of cash and cash equivalents, compared to $2.3 billion at September 30, 2003. We pre-funded the January 2004 debt call and a portion of 2004 debt maturities.

Capitalization and Leverage

      The ratio of tangible equity to managed assets remained strong at 10.44% as of December 31, 2003, compared to 10.34% at September 30, 2003 and 10.41% at December 31, 2002.

Conference Call and Webcast:

      We will discuss this quarter's results, as well as on-going strategy, on a conference call today at 11:00 am (EST). Interested parties may access the conference call live today by dialing 877-558-5219 for U.S. and Canadian callers or 706-634-5438 for international callers, and reference "CIT earnings call," or at the following website: http://ir.cit.com. An audio replay of the call will be available beginning no later than three hours after the conclusion of the call until 11:59 pm (EST) January 28, 2004, by dialing 800-642-1687 for U.S. and Canadian callers or 706-645-9291 for international callers with the pass-code 4718542, or at the following website: http://ir.cit.com.

Forward-Looking Statements:

      This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Transitional Report on Form 10-K for the period from October 1, 2002 to December 31, 2002. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release on our website at http://ir.cit.com.

About CIT:

      CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and applies its financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in Livingston, New Jersey and New York City, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

                                      ###

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
         For the Three and Twelve Month Periods Ended December 31, 2003
                             and December 31, 2002
                  (dollars in millions, except per share data)

                                                Three Months Ended                               Year Ended
                                  -------------------------------------------  ---------------------------------------------------
                                  December 31,   September 30,   December 31,  December 31,                December 31,
                                      2003           2003           2002          2003                      2002 (1)
                                  ------------   -------------   ------------  ------------   ------------------------------------
                                                                                                 CIT         TCH     Consolidated
Finance income                     $  925.9       $  921.2       $  971.7       $3,729.5     $ 4,115.5   $    --      $ 4,115.5
Interest expense                      315.0          326.5          340.0        1,319.3       1,406.3        --        1,406.3
                                   --------       --------       --------       --------     ---------   -------      ---------
Net finance income                    610.9          594.7          631.7        2,410.2       2,709.2        --        2,709.2
Depreciation on operating
  lease equipment                     248.9          252.4          277.3        1,053.0       1,179.8        --        1,179.8
                                   --------       --------       --------       --------     ---------   -------      ---------
Net finance margin                    362.0          342.3          354.4        1,357.2       1,529.4        --        1,529.4
Provision for credit losses           100.8           82.9          133.4          387.3         808.8        --          808.8
                                   --------       --------       --------       --------     ---------   -------      ---------
Net finance margin
  after provision
  for credit losses                   261.2          259.4          221.0          969.9         720.6        --          720.6
Other revenue(2)                      246.0          232.0          263.5          947.6         993.6        --          993.6
Loss on venture capital
  investments                         (60.5)         (11.3)          (6.4)         (88.3)        (49.3)       --          (49.3)
                                   --------       --------       --------       --------     ---------   -------      ---------
Operating margin                      446.7          480.1          478.1        1,829.2       1,664.9        --        1,664.9
                                   --------       --------       --------       --------     ---------   -------      ---------
Salaries and general
  operating expenses                  244.0          237.5          242.1          942.3         935.0      14.8          949.8
Goodwill impairment                      --             --             --             --       6,511.7        --        6,511.7
Interest expense - TCH                   --             --             --             --            --     586.3          586.3
                                   --------       --------       --------       --------     ---------   -------      ---------
Operating expenses                    244.0          237.5          242.1          942.3       7,446.7     601.1        8,047.8
                                   --------       --------       --------       --------     ---------   -------      ---------
Gain on call of debt                   50.4             --             --           50.4            --        --             --
                                   --------       --------       --------       --------     ---------   -------      ---------
Income (loss) before
  provision for
  income taxes                        253.1          242.6          236.0          937.3      (5,781.8)   (601.1)      (6,382.9)
Provision for income taxes            (98.2)         (94.6)         (92.0)        (365.0)       (280.3)    (67.5)        (347.8)
Minority interest                       0.3           (0.2)            --             --            --        --             --
Dividends on preferred
  capital securities,
  after tax                              --             --           (2.7)          (5.4)        (10.8)       --          (10.8)
                                   --------       --------       --------       --------     ---------   -------      ---------
Net income (loss) (3)              $  155.2       $  147.8       $  141.3       $  566.9     $(6,072.9)  $(668.6)     $(6,741.5)
                                   ========       ========       ========       ========     =========   =======      =========

Earnings per share
Basic earnings per share           $   0.73       $   0.70       $   0.67       $   2.68
Diluted earnings per share         $   0.72       $   0.69       $   0.67       $   2.66
Number of shares
  - basic (thousands)               211,828        211,735        211,573        211,681
Number of shares
  - diluted (thousands)             215,078        213,529        211,826        213,143

(1) TCH was a wholly-owned subsidiary of a Tyco affiliate domiciled in Bermuda and was the holding company for the acquisition of CIT by Tyco. Prior to the completion of the IPO of CIT on July 8, 2002, the cumulative activity of TCH (net deficit) was offset via a capital contribution from Tyco. The consolidated financial statements of CIT were not impacted by TCH subsequent to June 30, 2002. Data for the year ended December 31, 2002 reflects the combination of results for the transition period ended December 31, 2002 and the nine months ended September 30, 2002.

                                                              Three Months Ended                       Year Ended
                                                  ------------------------------------------   ---------------------------
                                                 December 31,    September 30,  December 31,  December 31,     December 31,
(2) Other Revenue                                    2003           2003           2002           2003            2002
                                                  ------------   -------------  ------------   ------------   ------------
Fees and other income                               $155.4         $151.5         $169.2         $586.2           $640.2
Factoring commissions                                 50.5           47.6           55.1          189.8            182.3
Gains on securitization                               18.1           18.3           30.5          100.9            151.5
Gains on sales of leasing equipment                   22.0           14.6            8.7           70.7             19.6
                                                    ------         ------         ------         ------           ------
Total other revenue                                 $246.0         $232.0         $263.5         $947.6           $993.6
                                                    ======         ======         ======         ======           ======

Fees and other income include: servicing fees, structuring and advisory fees, syndication fees and gains from other asset and receivable sales. Prior period balances have been conformed to current year presentation to show venture capital losses seperately.

                                                              Three Months Ended                       Year Ended
                                                  ------------------------------------------   ---------------------------
                                                  December 31,   September 30,  December 31,   December 31,   December 31,
(3) Net income (loss) by segment                     2003            2003           2002          2003           2002
                                                  ------------   -------------  ------------   ------------   ------------
Specialty Finance                                   $ 74.1         $ 71.6         $ 73.7         $260.9      $   326.4
Equipment Finance                                     10.9            9.0           13.5           38.5           92.7
Capital Finance                                        6.9           12.3           22.7           36.0           81.1
Commercial Finance                                    57.8           53.8           63.4          221.3          209.7
Structured Finance                                    16.3           17.1           13.9           60.3           62.2
                                                    ------         ------         ------         ------      ---------
     Total Segments                                  166.0          163.8          187.2          617.0          772.1
Corporate, including certain charges                 (10.8)         (16.0)         (45.9)         (50.1)      (7,513.6)
                                                    ------         ------         ------         ------      ---------
     Total                                          $155.2         $147.8         $141.3         $566.9      $(6,741.5)
                                                    ======         ======         ======         ======      =========

                         CIT GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                  December 31,    December 31,
                                                      2003            2002
                                                  -----------     ------------
                                                  (unaudited)
ASSETS
Financing and leasing assets:
   Finance receivables                             $31,300.2        $27,621.3
   Reserve for credit losses                          (643.7)          (760.8)
                                                   ---------        ---------
   Net finance receivables                          30,656.5         26,860.5
   Operating lease equipment, net                    7,615.5          6,704.6
   Finance receivables held for sale                   918.3          1,213.4
Cash and cash equivalents                            1,973.7          2,036.6
Goodwill and intangible assets                         487.7            400.9
Other assets (1)                                     4,691.1          4,716.4
                                                   ---------        ---------
Total Assets                                       $46,342.8        $41,932.4
                                                   =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper                                $ 4,173.9        $ 4,974.6
   Variable-rate bank credit facilities                   --          2,118.0
   Variable-rate senior notes                        9,408.4          4,906.9
   Fixed-rate senior notes                          19,830.8         19,681.8
   Preferred capital securities                        252.0               --
                                                   ---------        ---------
Total debt                                          33,665.1         31,681.3
Credit balances of factoring clients                 3,894.6          2,270.0
Accrued liabilities and payables                     3,349.9          2,853.2
                                                   ---------        ---------
Total Liabilities                                   40,909.6         36,804.5

Minority interest                                       39.0               --

Preferred capital securities                              --            257.2
Stockholders' Equity:
   Common stock                                          2.1              2.1
   Paid-in capital                                  10,677.0         10,676.2
   Accumulated deficit                              (5,141.8)        (5,606.9)
   Accumulated other comprehensive loss               (141.6)          (200.7)

Less: Treasury stock, at cost                           (1.5)              --
                                                   ---------        ---------
Total Stockholders' Equity                           5,394.2          4,870.7
                                                   ---------        ---------
Total Liabilities and Stockholders' Equity         $46,342.8        $41,932.4
                                                   =========        =========


(1) Other Assets primarily include the following at December 31, 2003: $1.4 billion of securitization assets, $0.9 billion of accrued interest and receivables from derivative counterparties, $0.6 billion of investments in and receivables from joint ventures and non-consolidated subsidiaries, $0.3 billion of deposits on flight equipment, $0.2 billion of equity investments, $0.2 billion of prepaid expenses, $0.1 billion of repossessed and off-lease equipment, and $0.1 billion of investments in aerospace securities. The remaining balance includes furniture and fixtures, miscellaneous receivables and other assets.

                         CIT GROUP INC. AND SUBSIDIARIES
                       OWNED AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                                                                       December 31,   September 30,   December 31,
                                                                                           2003          2003            2002
                                                                                       ------------   -------------   ------------
Specialty Finance Segment
       Commercial
            Finance receivables (1)                                                     $ 7,150.0      $ 6,839.1      $ 5,958.1
            Operating lease equipment, net                                                  959.5        1,043.4        1,257.3
            Finance receivables held for sale                                               548.1          754.5          764.3
                                                                                        ---------      ---------      ---------
              Owned assets                                                                8,657.6        8,637.0        7,979.7
            Finance receivables securitized and managed by CIT                            3,915.4        3,876.8        3,377.4
                                                                                        ---------      ---------      ---------
              Managed assets                                                             12,573.0       12,513.8       11,357.1
                                                                                        ---------      ---------      ---------
       Consumer
            Finance receivables - home equity                                             2,664.3        2,443.1          962.7
            Finance receivables - other                                                     846.5          896.8        1,044.4
            Finance receivables held for sale                                               150.0          150.0          330.0
                                                                                        ---------      ---------      ---------
              Owned assets                                                                3,660.8        3,489.9        2,337.1
            Home equity finance receivables securitized and managed by CIT                1,867.6        2,064.9        2,213.6
            Other finance receivables securitized and managed by CIT                        642.5          694.8          955.2
                                                                                        ---------      ---------      ---------
              Managed assets                                                              6,170.9        6,249.6        5,505.9
                                                                                        ---------      ---------      ---------
Equipment Finance Segment
            Finance receivables (1)                                                       6,317.9        6,157.5        7,357.8
            Operating lease equipment, net                                                  419.6          461.7          668.3
            Finance receivables held for sale                                               220.2          113.4          119.1
                                                                                        ---------      ---------      ---------
              Owned assets                                                                6,957.7        6,732.6        8,145.2
            Finance receivables securitized and managed by CIT                            3,226.2        3,504.5        3,936.2
                                                                                        ---------      ---------      ---------
              Managed assets                                                             10,183.9       10,237.1       12,081.4
                                                                                        ---------      ---------      ---------
Capital Finance Segment
            Finance receivables                                                           1,097.4        1,208.9        1,335.8
            Operating lease equipment, net                                                6,103.8        5,859.4        4,719.9
                                                                                        ---------      ---------      ---------
              Owned assets                                                                7,201.2        7,068.3        6,055.7
                                                                                        ---------      ---------      ---------
Commercial Finance Segment
       Commercial Services
            Finance receivables                                                           6,325.8        5,697.8        4,392.5
       Business Credit
            Finance receivables                                                           3,936.1        4,173.3        3,649.1
                                                                                        ---------      ---------      ---------
              Owned assets                                                               10,261.9        9,871.1        8,041.6
                                                                                        ---------      ---------      ---------
Structured Finance Segment
            Finance receivables                                                           2,962.2        2,926.1        2,920.9
            Operating lease equipment, net                                                  132.6          120.8           59.1
                                                                                        ---------      ---------      ---------
              Owned assets                                                                3,094.8        3,046.9        2,980.0
                                                                                        ---------      ---------      ---------
Other - Equity Investments                                                                  249.9          313.9          335.4
                                                                                        ---------      ---------      ---------
Total
            Finance receivables                                                         $31,300.2      $30,342.6      $27,621.3
            Operating lease equipment, net                                                7,615.5        7,485.3        6,704.6
            Finance receivables held for sale                                               918.3        1,017.9        1,213.4
                                                                                        ---------      ---------      ---------
              Financing and leasing assets excl. equity investments                      39,834.0       38,845.8       35,539.3
            Equity investments (included in other assets)                                   249.9          313.9          335.4
                                                                                        ---------      ---------      ---------
              Owned assets                                                               40,083.9       39,159.7       35,874.7
            Finance receivables securitized and managed by CIT                            9,651.7       10,141.0       10,482.4
                                                                                        ---------      ---------      ---------
              Managed assets                                                            $49,735.6      $49,300.7      $46,357.1
                                                                                        =========      =========      =========

(1) During the March 31, 2003 quarter, certain owned finance receivables totaling $1,078.6 million at March 31, 2003 were transferred from Equipment Finance to Specialty Finance - Commercial, principally representing small business loans and leases. Prior period data has not been restated to conform to present period presentation.

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                              (dollars in millions)

                                                                                       For the Quarters Ended
                                                                  ----------------------------------------------------------------
                                                                   December 31, 2003   September 30, 2003    December 31, 2002
                                                                     $          %          $          %         $          %
                                                                  ----------------------------------------------------------------
Net Credit Losses - Owned as a Percentage
  of Average Finance Receivables
      Specialty Finance - Commercial(1)                           $ 30.0      1.73%      $25.6      1.47%    $ 23.2      1.55%
      Specialty Finance - Commercial: Argentine                    101.0        NM          --        --         --        --
                                                                  ------                 -----               ------
        Total Specialty Finance - Commercial                       131.0      7.46%       25.6      1.47%      23.2      1.55%
      Equipment Finance(1)                                          25.9      1.68%       23.1      1.52%      69.8      3.78%
      Capital Finance                                               11.3      3.76%         --        --        1.3      0.37%
      Commercial Finance                                            16.5      0.64%       19.7      0.84%      33.5      1.92%
      Structured Finance                                            10.4      1.42%        9.2      1.28%      15.5      2.24%
                                                                  ------                 -----               ------
        Total Commercial                                           195.1      2.83%       77.6      1.17%     143.3      2.33%
      Specialty Finance - Consumer                                  13.5      1.56%       13.0      1.80%      11.2      2.24%
                                                                  ------                 -----               ------
      Total                                                       $208.6      2.69%      $90.6      1.23%    $154.5      2.32%
                                                                  ======                 =====               ======

      NM - Resulting annualized data % is not meaningful

                                                                              For the Year Ended
                                                                  -----------------------------------------
                                                                   December 31, 2003     December 31, 2002
                                                                     $          %           $         %
                                                                  -----------------------------------------
Net Credit Losses - Owned as a Percentage
  of Average Finance Receivables
      Specialty Finance - Commercial(1)                            $110.5      1.59%      $ 82.8    1.34%
      Specialty Finance - Commercial: Argentine                     101.0      75.07%         --      --
                                                                   ------                 ------
      Total Specialty Finance - Commercial                          211.5      2.98%        82.8    1.34%
      Equipment Finance(1)                                          125.7      2.03%       266.5    3.23%
      Capital Finance                                                13.1      1.06%         1.4    0.09%
      Commercial Finance                                             74.1      0.80%       105.1    1.46%
      Structured Finance                                             42.0      1.44%        34.0    1.31%
                                                                   ------                 ------
        Total Commercial                                            466.4      1.75%       489.8    1.90%
      Specialty Finance - Consumer                                   55.5      2.01%        44.1    2.05%
                                                                   ------                 ------
      Total                                                        $521.9      1.77%      $533.9    1.92%
                                                                   ======                 ======

                                                                  ----------------------------------------------------------------
                                                                   December 31, 2003   September 30, 2003    December 31, 2002
                                                                     $          %          $          %         $          %
                                                                  ----------------------------------------------------------------
Finance Receivables Past Due 60 days or more -
  Owned as a Percentage of Finance Receivables
      Specialty Finance - Commercial(1)                          $  226.4      3.17%  $  245.9      3.60%    $  182.9      3.07%
      Equipment Finance(1)                                          137.9      2.18%     206.3      3.35%       359.3      4.88%
      Capital Finance                                                 9.5      0.87%      60.5      5.00%        85.5      6.40%
      Commercial Finance                                            105.9      1.03%     130.2      1.32%       172.3      2.14%
      Structured Finance                                             47.0      1.59%      82.8      2.83%        67.6      2.31%
                                                                 --------             --------               --------
        Total Commercial                                            526.7      1.90%     725.7      2.69%       867.6      3.39%
      Specialty Finance - Consumer                                  149.6      4.26%     137.7      4.12%       133.7      6.66%
                                                                 --------             --------               --------
      Total                                                      $  676.3      2.16%  $  863.4      2.85%    $1,001.3      3.63%
                                                                 ========             ========               ========

Non-performing Assets - Owned as a Percentage
  of Finance Receivables(2)
      Specialty Finance - Commercial(1)                          $  119.8      1.68%  $  132.7      1.94%    $   98.2      1.65%
      Equipment Finance(1)                                          218.3      3.46%     283.7      4.61%       403.5      5.48%
      Capital Finance                                                 3.6      0.33%      54.7      4.52%       154.9     11.60%
      Commercial Finance                                             75.6      0.74%     108.0      1.09%       136.2      1.69%
      Structured Finance                                            103.0      3.48%     141.6      4.84%       151.6      5.19%
                                                                 --------             --------               --------
        Total Commercial                                            520.3      1.87%     720.7      2.67%       944.4      3.69%
      Specialty Finance - Consumer                                  156.2      4.45%     146.1      4.37%       141.4      7.04%
                                                                 --------             --------               --------
      Total                                                      $  676.5      2.16%  $  866.8      2.86%    $1,085.8      3.93%
                                                                 ========             ========               ========

Finance Receivables Past Due 60 days or more -
  Managed as a Percentage of Managed Financial Assets(3)
      Specialty Finance - Commercial(1)                          $  321.2      2.77%  $  332.4      2.90%    $  265.1      2.62%
      Equipment Finance(1)                                          243.6      2.49%     332.7      3.40%       545.7      4.78%
      Capital Finance                                                 9.5      0.87%      60.5      5.00%        85.5      6.40%
      Commercial Finance                                            105.9      1.03%     130.1      1.32%       172.3      2.14%
      Structured Finance                                             47.0      1.59%      82.8      2.83%        67.6      2.31%
                                                                 --------             --------               --------
        Total Commercial                                            727.2      2.04%     938.5      2.66%     1,136.2      3.36%
      Specialty Finance - Consumer                                  294.8      4.78%     283.9      4.54%       259.4      4.71%
                                                                 --------             --------               --------
      Total                                                      $1,022.0      2.44%  $1,222.4      2.95%    $1,395.6      3.55%
                                                                 ========             ========               ========

Reserve for Credit Losses
      Reserve for credit losses as a percentage
        of finance receivables                                   $  643.7      2.06%  $  752.5      2.48%    $  760.8      2.75%
      Reserve for credit losses as a percentage
        of finance receivables past due 60 days or more                        95.2%                 87.2%                 76.0%

(1) During the quarter ended March 31, 2003, certain portfolios were tranferred from Equipment Finance to Specialty Finance - Commercial. Charge-offs for the quarter ending December 31, 2003 relating to these portfolios totaled approximately $5 million. At December 31, 2003 approximately $66 million past due 60+ accounts (both owned and managed) and $68 million non-performing accounts related to the transferred portfolios, versus $79 million and $73 million at December 31, 2002, respectively. Prior period balances have not been restated to conform to current period presentation.

(2) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.

(3) Managed financial assets exclude operating leases and certain equity investments.

                         CIT GROUP INC. AND SUBSIDIARIES
                    SELECTED DATA OWNED PORTFOLIO INFORMATION
                  (dollars in millions, except per share data)

Selected Data                                              For the Three Months Ended                  For the Year Ended
                                                    ------------------------------------------    ----------------------------
                                                    December 31,  September 30,   December 31,    December 31,    December 31,
Profitability                                          2003            2003           2002            2003            2002
                                                    ------------------------------------------    ----------------------------
   Net finance margin as a percentage
     of AEA  (see note below)                         3.96%           3.80%           4.34%           3.79%           4.51%
   Net finance margin after provision
     as a percentage of AEA                           2.86%           2.88%           2.70%           2.71%           2.12%
   Salaries & general operating expenses
     as a percentage of AMA(1)                        2.11%           2.06%           2.18%           2.06%           2.05%
   Efficiency ratio                                   44.6%           42.2%           39.6%           42.5%           37.8%
   Return on tangible stockholders' equity            12.6%           12.2%           12.5%           11.8%         (141.8)%
   Return on AMA(1)                                   1.34%           1.28%           1.27%           1.24%         (13.32)%
   Return on AEA (by segment)
     Specialty Finance                                2.38%           2.34%           2.86%           2.13%           3.00%
     Equipment Finance                                0.64%           0.53%           0.65%           0.56%           1.00%
     Capital Finance                                  0.38%           0.69%           1.50%           0.53%           1.43%
     Commercial Finance                               3.46%           3.22%           5.18%           3.42%           4.12%
     Structured Finance                               2.13%           2.29%           1.96%           2.00%           2.31%
          Total Segments                              1.83%           1.83%           2.32%           1.74%           2.30%
     Corporate, including certain charges            (0.13)%         (0.19)%         (0.59)%         (0.16)%        (22.17)%
          Total                                       1.70%           1.64%           1.73%           1.58%         (19.87)%

     Note 1: For the three months ended December 31 and September 30, 2003, dividends on preferred capital securities are reflected in interest expense (5 basis points impact per quarter) as a result of adopting FAS
     150. Similarly, for the year ended December 31, 2003, dividends on preferred securities are reflected in interest expense for the second half of the year.

     Note 2: The above data for the year ended December 31, 2002 reflects the activity for CIT only and excludes the consolidating TCH expenses.

Securitization Volume(2)
   Specialty Finance - Commercial                $   869.9       $   936.0       $   590.6       $ 3,416.2       $ 2,351.7
   Equipment Finance                                 242.9           381.5           310.6         1,414.8         2,255.6
   Specialty Finance - Consumer                         --              --           288.1           489.2         3,026.6
                                                 -----------------------------------------       -------------------------
   Total                                         $ 1,112.8       $ 1,317.5       $ 1,189.3       $ 5,320.2       $ 7,633.9
                                                 =========================================       =========================
Average Assets
   Average Finance Receivables (AFR)             $31,051.8       $29,431.3       $26,586.6       $29,448.0       $27,853.5
   Average Earning Assets (AEA)                   36,523.2        36,072.4        32,693.2        35,813.4        33,928.8
   Average Managed Assets (AMA)(1)                46,322.4        46,052.0        44,361.8        45,809.3        45,609.3
   Average Operating Leases (AOL)                  7,529.1         7,458.9         6,605.0         7,241.1         6,602.0


   Note: These averages are based on an ending 4 or 13 month average.

                                                 December 31,    September 30,   December 31,
                                                     2003            2003            2002
                                                 --------------------------------------------
Capital & Leverage(3),(4)
   Tangible stockholders' equity
     to managed assets                               10.44%          10.34%          10.41%
   Debt (net of overnight deposits)
     to tangible stockholders' equity(5)              6.14x           6.28x           6.24x
   Tangible book value per share                    $23.16          $22.70          $21.59

(1) "AMA" or "Average Managed Assets" represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of finance receivables previously securitized and still managed by CIT.

(2) Year to date 2002 excludes trade receivables securitization activity due to the short-term nature of the receivables and facilities.

(3) Tangible stockholders' equity excludes goodwill and intangible assets. Prior period balances have been conformed to current period presentation.

(4) Tangible stockholders' equity excludes the impact of accounting changes for derivative financial instruments and unrealized gains and includes Preferred Capital Securities.

(5) Total debt excludes, and stockholders' equity includes, Preferred Capital Securities.

Owned Portfolio Information                                       December 31,       September 30,        December 31,
                                                                     2003                2003                 2002
Liquidating Portfolios:                                          -----------------------------------------------------
        Balance                                                      $923.3             $1,030.5            $1,339.0
        Non-performing accounts                                      $108.4             $  121.0            $  160.9
        Past due 60+ days                                            $ 92.3             $  105.4            $  131.0
Telecommunications(6):
        Financing and leasing assets                                 $579.0             $  623.6            $  710.1
        Number of accounts                                             44                   49                  52
        Largest customer account balance                             $ 31.0             $   32.5            $   32.9
        Non-performing accounts                                      $ 57.2             $   88.5            $  120.2
        Number of accounts                                              6                    9                  13
        Past due 60+ days                                            $ 25.7             $   54.9            $   37.3
        CLEC exposure                                                $197.8             $  216.7            $  262.3
Equity and Venture Capital Investments:
        Total investment balance                                     $249.9             $  313.9            $  335.4
        Direct investments                                           $101.1             $  161.5            $  188.8
        Number of companies                                            47                   47                  57
        Private equity funds                                         $148.8             $  152.4            $  146.6
        Number of funds                                                52                   52                  52
        Remaining fund and equity commitments                        $124.2             $  140.7            $  164.9

(6) Telecommunication portfolio data consists of lending and leasing directly to the telecommunication sector, and does not include lending and leasing for telecom related equipment to non-telecom companies.

                         CIT GROUP INC. AND SUBSIDIARIES
                            Aerospace Portfolio Data
                     (dollars in millions unless specified)

Total Aerospace Portfolio:                          December 31,    September 30,      December 31,
Financing and leasing assets                           2003             2003              2002
                                                    ------------    -------------      ------------
  Commercial                                           $4,716.1        $4,575.7          $4,072.8
  Regional                                             $  291.6        $  310.0          $  344.0
Investment in aerospace assets
  (EETC's) including accrued interest                  $   71.5        $  100.4          $   95.5
Number of planes:
  Commercial                                                209             204               194
  Regional                                                  119             116               117

                                                       December 31, 2003       September 30, 2003       December 31, 2002
                                                       -----------------       ------------------       -----------------
Commercial Aerospace Portfolio:
By Region:                                          Net Investment  Number   Net Investment   Number   Net Investment  Number
                                                    --------------  ------   --------------   ------   --------------  ------
  Europe                                               $1,991.0       65        $1,980.9        64        $1,506.5       51
  North America (1)                                     1,029.7       72         1,065.8        73         1,042.2       75
  Asia Pacific                                          1,013.6       40           875.1        36           853.6       35
  Latin America                                           612.7       28           529.1        25           595.9       29
  Africa / Middle East                                     69.1        4           124.8         6            74.6        4
                                                       --------      ---        --------       ---        --------      ---
  Total                                                $4,716.1      209        $4,575.7       204        $4,072.8      194
                                                       ========      ===        ========       ===        ========      ===

By Manufacturer:                                    Net Investment  Number   Net Investment   Number   Net Investment  Number
                                                    --------------  ------   --------------   ------   --------------  ------
  Boeing                                               $2,581.7      140        $2,626.5       141        $2,388.1      135
  Airbus                                                2,114.6       57         1,928.2        51         1,647.9       42
  Other                                                    19.8       12            21.0        12            36.8       17
                                                       --------      ---        --------       ---        --------      ---
  Total                                                $4,716.1      209        $4,575.7       204        $4,072.8      194
                                                       ========      ===        ========       ===        ========      ===

By Body Type (2):                                   Net Investment  Number   Net Investment   Number   Net Investment  Number
                                                    --------------  ------   --------------   ------   --------------  ------
  Narrow body                                          $3,415.7      159        $3,285.9       155        $2,799.4      142
  Intermediate                                            877.0       18           881.0        18           859.2       17
  Wide body                                               403.6       20           387.8        19           377.4       18
  Other                                                    19.8       12            21.0        12            36.8       17
                                                       --------      ---        --------       ---        --------      ---
  Total                                                $4,716.1      209        $4,575.7       204        $4,072.8      194
                                                       ========      ===        ========       ===        ========      ===

Largest customer net investment                        $  268.6                 $  289.7                  $  193.0
Number of accounts                                           84                       84                        78
Weighted average age of fleet (years)                         6                        7                         7

                                                       December 31, 2003          September 30, 2003       December 31, 2002
                                                       -----------------          ------------------       -----------------
New Aircraft Delivery Order Book                       Amount       Number        Amount      Number       Amount      Number
  (dollars in billions)                                ------       ------        ------      ------       ------      ------
 For the Years Ending December 31,
  2003 (Remaining 2003)                                 $ --          --           $0.2          5          $0.8         19
  2004                                                   0.6          15            0.6         14           1.0         22
  2005                                                   0.9          20            1.1         24           1.3         27
  2006                                                   1.1          21            1.0         19           0.6         10
  2007                                                   0.3           5            0.3          5           0.1          1
                                                        ----          --           ----         --          ----         --
  Total                                                 $2.9          61           $3.2         67          $3.8         79
                                                        ====          ==           ====         ==          ====         ==

The order amounts are based on current appraised values in 2002 base dollars and exclude CIT's option to purchase additional planes. Contractual maturities, sales and other dispositions, as well as depreciation expense, are expected to largely offset the new deliveries. At December 31, 2003, 12 of the 2004 deliveries were placed.

(1) Comprised of net investments in the U.S. and Canada of $822.7 million (66 aircraft) and $207.0 million (6 aircraft) at December 31, 2003, $856.3 million (67 aircraft) and $209.5 million (6 aircraft) at September 30, 2003, and $832.7 million (69 aircraft) and $209.5 million (6 aircraft) at December 31, 2002, respectively.

(2) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

                         CIT GROUP INC. AND SUBSIDIARIES
                              Non-GAAP Disclosures
                              (dollars in millions)

                                                               December 31, 2003      September 30, 2003     December 31, 2002
                                                               -----------------      ------------------     -----------------
Managed assets (1):
Finance receivables                                                 $31,300.2             $30,342.6               $27,621.3
Operating lease equipment, net                                        7,615.5               7,485.3                 6,704.6
Finance receivables held for sale                                       918.3               1,017.9                 1,213.4
Equity and venture capital investments
  (included in other assets)                                            249.9                 313.9                   335.4
                                                                    ---------             ---------               ---------
Total financing and leasing portfolio assets                         40,083.9              39,159.7                35,874.7
   Securitized assets                                                 9,651.7              10,141.0                10,482.4
                                                                    ---------             ---------               ---------
   Managed Assets                                                   $49,735.6             $49,300.7               $46,357.1
                                                                    =========             =========               =========
Earning assets (2):
Total financing and leasing portfolio assets                        $40,083.9             $39,159.7               $35,874.7
    Credit balances of factoring clients                             (3,894.6)             (3,103.0)               (2,270.0)
                                                                    ---------             ---------               ---------
Earning assets                                                      $36,189.3             $36,056.7               $33,604.7
                                                                    =========             =========               =========
Tangible equity (3):
Total equity                                                        $ 5,394.2             $ 5,180.9               $ 4,870.7
    Other comprehensive loss relating to
      derivative financial instruments                                   41.3                 106.9                   118.3
    Unrealized gain on securitization investments                        (7.7)                 (8.0)                  (20.5)
    Goodwill and intangible assets                                     (487.7)               (437.9)                 (400.9)
                                                                    ---------             ---------               ---------
Tangible common equity                                                4,940.1               4,841.9                 4,567.6
    Preferred capital securities                                        252.0                 255.9                   257.2
                                                                    ---------             ---------               ---------
Tangible equity                                                     $ 5,192.1             $ 5,097.8               $ 4,824.8
                                                                    =========             =========               =========
Debt, net of overnight deposits (4):
Total Debt                                                          $33,665.1             $34,012.1               $31,681.3
    Overnight deposits                                               (1,529.4)             (1,722.9)               (1,578.7)
    Preferred capital securities                                       (252.0)               (255.9)                     --
                                                                    ---------             ---------               ---------
Debt, net of overnight deposits                                     $31,883.7             $32,033.3               $30,102.6
                                                                    =========             =========               =========
Earnings per share, excluding certain items(5)
GAAP Earnings per share                                             $    0.72             $    0.69               $    0.67
    Gain on debt redemption                                             (0.14)                   --                      --
    Loss on venture capital investments                                  0.17                  0.03                    0.02
                                                                    ---------             ---------               ---------
Adjusted earnings per share                                         $    0.75             $    0.72               $    0.69
                                                                    =========             =========               =========

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3)Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive losses and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Debt, net of overnight deposits is utilized in certain leverage ratios. Overnight deposits are excluded from these calculations, as these amounts are retained by the Company to repay debt. Overnight deposits are reflected in both debt and cash and cash equivalents.

5) The EPS related to the items listed are shown seperately, as the items are not indicative of our on-going operations.